UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2010

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15339	52-2183153
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania	19103
199 Benson Road, Middlebury, Connecticut	06749
(Address of principal executive offices)	(Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As previously disclosed, on March 18, 2009, Chemtura Corporation (the “Company” or “Chemtura”) and certain of its subsidiaries organized in the United States (collectively, the “Debtors”) filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

As previously disclosed, on February 9, 2010, the Bankruptcy Court granted interim approval of an Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (the “Amended DIP Credit Agreement”) by and among the Debtors, Citibank N.A. and other lenders party thereto.  The Amended DIP Credit Agreement provided for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The Amended DIP Credit Agreement closed on February 12, 2010 with the drawing of a $300 million term loan.  On February 18, 2010, the Bankruptcy Court entered a final order providing full access to the Amended DIP Credit Agreement.

On July 21, 2010, the Company and the parties to the Amended DIP Credit Agreement entered into Amendment No. 1 to the Amended DIP Credit Agreement.  The Amended DIP Credit Agreement was amended to provide for, among other things, (i) the settlement of certain claims against Bio-Lab, Inc. and Great Lakes Chemical Corporation relating to a fire that occurred at a warehouse in Conyers, Georgia on May 25-26, 2004; (ii) the sale of assets pertaining to the Debtors’ Sulfonate Business to Sonneborn Holding, LLC; (iii) the settlement of certain claims relating to the asset purchase agreement entered into by Chemtura and PMC Biogenix, Inc. prior to the petition date; and (iv) the filing by Chemtura Canada Co./Cie of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and commencing a proceeding under the Companies’ Creditors Arrangement Act in Ontario, Canada.  A copy of Amendment No. 1 to the Amended DIP Credit Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Amendment No. 1 to Amended DIP Credit Agreement

Signatures

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	SVP, General Counsel & Secretary

Date:	July 26, 2010

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Amendment No. 1 to Amended DIP Credit Agreement